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[LOGO]
Prescribed by
BOB TAFT, Secretary of State                                  EXHIBIT 2(b)
30 East Broad Street, 14th Floor                 Charter No. __________________
Columbus, Ohio  43266-0418                       Approved _____________________
Form SH-AMD (January 1991)                       Date _________________________
                                                 Fee  _________________________



                            CERTIFICATE OF AMENDMENT
               By Shareholders to the Articles of Incorporation of


                      Columbia Financial of Kentucky, Inc.
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                              (Name of Corporation)

Robert V. Lynch                    , who is:
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[ ] Chairman of the Board   [X] President   [ ]  Vice President (check one)

and

Carol S. Margrave                , who is: [X]Secretary  [ ]Assistant Secretary
---------------------------------
(Check One)

of the above name Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

[ ] a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on ____________________, 19______ at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise____ % of the voting power of the corporation.

[X] in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolutions to amend the articles were adopted:

                  SEE EXHIBIT A ATTACHED HERETO.

      IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 9th day of February, 1998.


                                              By /s/ Robert V. Lynch
                                                 -----------------------------
                                                 President


                                              By /s/ Carol S. Margrave
                                                 -----------------------------
                                                 Secretary

        NOTE: Ohio law does not permit one officer to sign in two capacities.
                              Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.


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                                    EXHIBIT A





RESOLVED, that the Articles of Incorporation of Columbia Financial of Kentucky, Inc., be amended by deleting Article FOURTH in its entirety and substituting therefor the following new Article FOURTH:


                  FOURTH: The authorized shares of the corporation shall be seven million (7,000,000), six million (6,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

         FURTHER RESOLVED, that the Articles of Incorporation of Columbia Financial of Kentucky, Inc., be amended by adding thereto the following Article NINTH:


                  NINTH: No shareholder of the corporation shall have the right to vote cumulatively in the election of directors.